U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2010

American Capital, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2010, American Capital, Ltd. (the "Company") entered into a Resignation and Successor Agent Agreement (the "Agreement") with Citicorp North America, Inc. (the "Successor Agent") and Wells Fargo Bank, N.A. (the "Resigning Agent"), pursuant to which the Resigning Agent resigned as Administrative Agent under the Company's Amended and Restated Credit Agreement dated as of June 28, 2010 (the "Credit Agreement") and the Successor Agent accepted an appointment to succeed the Resigning Agent as administrative agent under the Credit Agreement. In connection therewith, the Company paid the Successor Agent an administrative fee of $50,000 as provided for in the Credit Agreement. In addition, the Credit Agreement and other relevant credit documents were amended to deem the Successor Agent to be the administrative agent under the Credit Agreement and other credit documents.

Wells Fargo Bank, N.A. serves as the custodian for certain of the collateral securing the debt under the Credit Agreement and for certain of the Company's unsecured debt and securitized debt. It is also the indenture trustee and backup servicer for the securitized debt. Citicorp North America, Inc. is a lender under the Credit Agreement and affiliates of Citicorp North America, Inc. have also performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses.

The foregoing description of the amendment to the Credit Agreement is qualified in its entirety by reference to the full text of the Agreement that is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1	Resignation and Successor Agent Agreement, dated as of July 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: July 22, 2010	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary